Exhibit 99.1

For Immediate Release
Contact:  Harvey Grossblatt, CEO
Universal Security Instruments, Inc.
410-363-3000, Ext. 224
or
Don Hunt, Jeff Lambert
Lambert, Edwards & Associates, Inc.
616-233-0500

Universal Security Instruments Reports First-Quarter Results

OWINGS MILLS, MD, August 12, 2009  –  Universal Security Instruments, Inc. (NYSE Amex: UUU) today announced results for its fiscal first quarter ended June 30, 2009.

The Owings Mills, MD-based designer and marketer of safety and security equipment reported its net income rose for the quarter to $611,465, or $0.25 per basic and diluted share, from $403,480, or $0.16 per basic and diluted share, for the comparable quarter last year. Sales for its first quarter were $5,914,905 compared to $6,192,801 for last year. Results for the first quarter of 2009 include an increase in the Company’s Hong Kong Joint Venture earnings of $428,335.  Included in this increase is the recognition by the Company of a $246,180 gain on intercompany sales of inventory from prior periods which, in accordance with GAAP, may only be recognized as income upon sales by the Company to customers, and a gain on currency holdings of $117,050. Included in last year’s results was a charge of $53,659 from discontinued operations.

 "We are cautiously optimistic that the housing market has turned the corner and demand for our USI Electric line of products has stabilized at lower levels.  At the same time, we continue to increase market share in the retail segment of our operation. We are very pleased with the results from our first quarter, especially during this difficult and challenging operating environment. We also have been highly focused on strengthening our balance sheet, while aggressively pursuing new opportunities,” said CEO, Harvey Grossblatt.

UNIVERSAL SECURITY INSTRUMENTS, INC. is a U.S.-based manufacturer (through its Hong Kong Joint Venture) and distributor of safety and security devices. Founded in 1969, the Company has a 40-year heritage of developing innovative and easy-to-install products, including smoke, fire and carbon monoxide alarms.  For more information on Universal Security Instruments, visit our website at www.universalsecurity.com.

"Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws that inherently include certain risks and uncertainties.  Actual results could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, among other items, our and our Hong Kong Joint Venture's respective ability to maintain operating profitability, currency fluctuations, the impact of current and future laws and governmental regulations affecting us and our Hong Kong Joint Venture and other factors which may be identified from time to time in our Securities and Exchange Commission filings and other public announcements.  We do not undertake and specifically disclaim any obligation to update any forward-looking statements to reflect occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  We will revise our outlook from time to time and frequently will not disclose such revisions publicly.

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UNIVERSAL SECURITY INSTRUMENTS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended June 30,
	2009	2008
Sales	$5,914,905	$6,192,801

Net income from continuing operations	611,465	457,139
Income per share from continuing operations:
Basic	0.25	0.18
Diluted	0.25	0.18

Loss from discontinued operations	-	(53,659)
Loss per share from discontinued operations:
Basic	(0.00)	(0.02)
Diluted	(0.00)	(0.02)

Net income:	$611,465	$403,480
Net income per share – basic	$0.25	$0.16
Net income per share – diluted	$0.25	$0.16
Weighted average number of common shares outstanding:
Basic	2,417,338	2,487,867
Diluted	2,422,379	2,487,867

CONSOLIDATED BALANCE SHEETS

	June 30, 2009	March 31, 2009
ASSETS
Cash	$934,820	$284,030
Accounts receivable and amount due from factor	4,704,299	5,076,217
Inventory	7,407,697	8,997,231
Prepaid expenses	252,059	255,745
Assets held for sale	69,988	202,565
TOTAL CURRENT ASSETS	13,368,863	14,815,788
INVESTMENT IN HONG KONG JOINT VENTURE	11,271,479	10,550,373
PROPERTY, PLANT AND EQUIPMENT – NET	240,148	251,366
OTHER ASSETS AND DEFERRED TAX ASSET	2,208,392	2,160,151
TOTAL ASSETS	$27,088,882	$27,777,678

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable and accrued expenses	$1,900,734	$2,761,438
Accrued liabilities	536,125	752,452
Liabilities held for sale	69,988	202,565
TOTAL CURRENT LIABILITIES	2,506,847	3,716,455
LONG TERM OBLIGATION	96,034	95,324
SHAREHOLDERS’ EQUITY:
Common stock, $.01 par value per share; authorized
20,000,000 shares; issued and outstanding 2,387,887
at June 30, 2009 and 2,408,220 at March 31, 2009	23,879	24,083
Additional paid-in capital	13,096,862	13,186,436
Retained earnings	11,365,260	10,755,380
TOTAL SHAREHOLDERS’ EQUITY	24,486,001	23,965,899
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$27,088,882	$27,777,678